Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 20-F of Hudson Capital Inc. (Formerly known as China Internet Nationwide Financial Services Inc.), for the year ended December 31, 2019 of our report dated June 15, 2020, included in its Registration Statement on Form F-3 (File No. 333-233408) dated August 22, 2019, F-3/A (File No, 333-233408) dated September 11, 2019 and Form S-8 dated June 15, 2018 (File No. 333-225674) relating to the consolidated financial statements for the year ended December 31, 2019.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.
Hong Kong, China

June 15, 2020